Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2009 with respect to the consolidated financial statements of A.D.A.M., Inc. appearing in the 2008 Annual Report of A.D.A.M., Inc. to its shareholders and with respect to the schedule included in the Annual Report on Form 10-K for the year ended December 31, 2008 which are incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8. We consent to the incorporation of the aforementioned report by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Atlanta, Georgia

August 7, 2009